Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Second Quarter Earnings

LOS ANGELES, CA August 9, 2006 — Arden Group, Inc. (Nasdaq—ARDNA) today released its sales and income figures for the second quarter ended July 1, 2006.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

		Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In Thousands, Except Share and Per Share Data)		July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Sales	(a)	$119,114	$116,354	$237,167	$232,330
Operating Income	(b)	7,353	7,283	15,779	16,281
Interest, dividend and other income (expense), net	(c)	508	351	897	606
Income before income taxes		7,861	7,634	16,676	16,887
Income tax provision		3,203	3,111	6,795	6,881
Net income		$4,658	$4,523	$9,881	$10,006
Basic and diluted net income per common share	(d)	$1.44	$1.34	$3.04	$2.96
Basic and diluted weighted average common
shares outstanding	(d)	3,229,429	3,382,632	3,254,932	3,382,942

(a)                Sales increased 2.4% and 2.1% during the thirteen and twenty-six weeks ended July 1, 2006, respectively, compared to the same periods of 2005.  The second quarter of 2006 included Easter sales which occurred in the first quarter of 2005.  In addition, the Company has experienced sales growth due in part to product pricing decisions and an increase in customer count.

(b)               Operating income for the second quarter of 2006 and 2005 includes compensation expense related to stock appreciation rights (SARs) of $1,832 and $841, respectively.  Excluding SARs compensation expense, operating income increased to 7.7% of sales during the second quarter of 2006 from 7.0% in the same period of 2005.

On a year-to-date basis, operating income for the first half of 2006 reflects SARs compensation expense of $2,420 which includes the impact of the adoption of Statement of Financial Accounting Standard No. (SFAS) 123(R) (revised 2004), “Share-Based Payment,” an increase in the fair value of SARs since fiscal 2005 year end and additional vesting of SARs.  During the same period of 2005, the Company reversed $751 of SARs compensation expense recognized in previous periods as a result of a reduction in the Company’s Class A Common Stock price during that period.  Operating income excluding the impact of SARs compensation expense was 7.7% and 6.7% of sales in the first half of 2006 and 2005, respectively.

(c)                Interest income increased during the thirteen and twenty-six weeks ended July 1, 2006 compared to the same periods of the prior year due to an increase in cash levels and higher interest rates in 2006.

(d)               During January and February 2006, the Company purchased an aggregate of 149,573 shares of its Class A Common Stock from unrelated parties in private transactions which resulted in a reduction of the weighted average common shares outstanding and an increase in basic and diluted net income per common share.

Arden Group, Inc.
2020 South Central Avenue, Compton, California  90220
Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950